As filed with the Securities and Exchange Commission on May 12, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MGM MIRAGE

(Exact name of registrant specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	88-0215232 (I.R.S. Employer Identification No.)

3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(Address of Principal Executive Offices, including zip code)

2005 Omnibus Incentive Plan
(Full title of the plan)

Gary N. Jacobs, Esq.
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
(702) 693-7120
(Name, address and telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	maximum
		maximum	aggregate
	Amount to be	offering price	offering	Amount of
Title of securities to be registered	registered(1)	per share(2)	price(2)	registration fee

Common Stock, par value $0.01	10,000,000	$69.15	$691,500,000	$81,390

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2005 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction

(2)	Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457(c) under the Securities Act of 1933 and is based on the average of the high and low price per share as reported on the New York Stock Exchange on May 10, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

     (a) MGM MIRAGE’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

     (b)(i) MGM MIRAGE’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

     (b)(ii) MGM MIRAGE’s Current Reports on Form 8-K, dated January 4, 2005, January 11, 2005, March 22, 2005, April 19, 2005, April 25, 2005, and April 25, 2005 (as amended by Form 8-K/A filed on May 3, 2005); and

     (c) The amended and restated description of MGM MIRAGE’s Common Stock contained in MGM MIRAGE’s Registration Statement on Form 8-A/A filed on May 11, 2005.

     All documents subsequently filed by MGM MIRAGE pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Terry N. Christensen is a director of MGM MIRAGE and a partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. Gary N. Jacobs is a director and Executive Vice President, General Counsel and Secretary of MGM MIRAGE and is of counsel to the same law firm, which is rendering an opinion in connection herewith as to the validity of MGM MIRAGE common stock registered hereby. As of March 14, 2005, Messrs. Christensen and Jacobs, together with all other attorneys in such firm participating in the preparation of this Registration Statement, beneficially owned approximately 500,000 shares of MGM MIRAGE’s common stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding, other than an action, suit or proceeding in the name of the corporation, in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of the liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

     Article II, Section 12 of the Bylaws of MGM MIRAGE provides for indemnification of persons to the extent permitted by the Delaware General Corporation Law.

     In accordance with Section 102(b)(7) of the Delaware Law, the Certificate of Incorporation, as amended, of MGM MIRAGE limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director’s liability to MGM MIRAGE or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to MGM MIRAGE or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling MGM MIRAGE pursuant to the foregoing provisions, MGM MIRAGE has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit
5	Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP.
10	MGM MIRAGE 2005 Omnibus Incentive Plan.
23.1	Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (set forth as part of Exhibit 5).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (see signature pages)

Item 9. Undertakings.

     (a) MGM MIRAGE hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by MGM MIRAGE pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) MGM MIRAGE hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of MGM MIRAGE’s annual report on Form 10-K pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of MGM MIRAGE pursuant to the foregoing provisions, or otherwise, MGM MIRAGE has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by MGM MIRAGE of expenses incurred or paid by a director, officer or controlling person of MGM MIRAGE in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MGM MIRAGE will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication for such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, MGM MIRAGE certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on May 11, 2005.

MGM MIRAGE
By:	/s/ J. Terrence Lanni
J. Terrence Lanni
Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James J. Murren, Gary N. Jacobs and Bryan L. Wright their true and lawful attorneys-in-fact and agents, each with full power and substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ J. Terrence Lanni J. Terrence Lanni	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 11, 2005
/s/ James J. Murren James J. Murren	President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	May 11, 2005
/s/ John T. Redmond John T. Redmond	President and Chief Executive Officer - MGM Grand Resorts, LLC and Director	May 11, 2005
/s/ Robert H. Baldwin Robert H. Baldwin	President and Chief Executive Officer - Mirage Resorts, Incorporated, and Director	May 11, 2005
/s/ Gary N. Jacobs Gary N. Jacobs	Executive Vice President, General Counsel, Secretary and Director	May 11, 2005

Signature	Title	Date
/s/ James D. Aljian James D. Aljian	Director	May 11, 2005
/s/ Terry N. Christensen Terry N. Christensen	Director	May 11, 2005
/s/ Willie D. Davis Willie D. Davis	Director	May 11, 2005
/s/ Alexander M. Haig, Jr. Alexander M. Haig, Jr.	Director	May 11, 2005
/s/ Alexis M. Herman Alexis M. Herman	Director	May 11, 2005
/s/ Roland Hernandez Roland Hernandez	Director	May 11, 2005
/s/ Kirk Kerkorian Kirk Kerkorian	Director	May 11, 2005
/s/ George J. Mason George J. Mason	Director	May 11, 2005
/s/ Ronald M. Popeil Ronald M. Popeil	Director	May 11, 2005
/s/ Daniel M. Wade Daniel M. Wade	Director	May 11, 2005
/s/ Melvin B. Wolzinger Melvin B. Wolzinger	Director	May 11, 2005
/s/ Alex Yemenidjian Alex Yemenidjian	Director	May 11, 2005

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
5	Opinion of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP.
10	MGM MIRAGE 2005 Omnibus Incentive Plan.
23.1	Consent of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP (set forth as part of Exhibit 5).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (see signature pages)